Exhibit 99.1

Semler Reports Record Third Quarter and Year-to-Date 2020 Financial Results

2020 Q3 HIGHLIGHTS compared to Q2 2020:

•	Revenues were $10,727,000, an increase of $4,354,000, or 68%, compared to $6,373,000
•	Pre-tax net income of $5,595,000, an increase of $4,605,000, or 465%, compared to $990,000
•	Net income was $4,866,000, or $0.74 per basic share and $0.61 per diluted share, compared to $1,075,000, or $0.16 per basic share and $0.13 per diluted share
•	Cash at September 30, 2020 increased to $16,793,000 from $13,646,000

Santa Clara, CA– November 5, 2020 – Semler Scientific, Inc. (OTCQB: SMLR), a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three and nine months ended September 30, 2020.

“In the third quarter of 2020, the financial performance of the company rebounded from the effects of the COVID-19 pandemic,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler Scientific.

FINANCIAL RESULTS

For the quarter ended September 30, 2020, compared to the corresponding period of 2019, Semler Scientific reported:

•	Revenues of $10,727,000, an increase of $1,825,000, or 21%, compared to $8,902,000
•	Cost of revenues of $820,000, a decrease of $154,000, or 16%, compared to $974,000. As a percentage of revenues, cost of revenues was 8% compared to 11%
•	Total operating expenses of $5,172,000, which includes cost of revenues, a decrease of $619,000, or 11%, compared to $5,791,000. As a percentage of revenues, total operating expenses were 48% compared to 65%
•	Pre-tax net income of $5,595,000, an increase of $2,487,000, or 80%, compared to $3,108,000
•	Net income of $4,866,000 or $0.74 per basic share and $0.61 per diluted share, a decrease of $2,913,000, or 37% compared to $7,779,000, or $1.20 per basic share and $0.96 per diluted share
Note: In the third quarter of 2019, there was an income tax benefit of $4,671,000 primarily due to the release of a tax valuation allowance.

•	Cash of $16,793,000, an increase of $8,251,000 compared to $8,542,000

For the nine months ended September 30, 2020, compared to the corresponding period of 2019, Semler Scientific reported:

•	Revenues of $26,530,000, an increase of $2,914,000, or 12%, compared to $23,616,000
•	Cost of revenues of $2,370,000, a decrease of $385,000, or 14% compared to $2,755,000. As a percentage of revenues, cost of revenues was 9%, compared to 12%
•	Total operating expenses of $16,564,000, which includes cost of revenues, an increase of $608,000, or 4%, compared to $15,956,000. As a percentage of revenues, total operating expenses were 62% compared to 68%
•	Pre-tax net income of $10,035,000, an increase of $2,378,000, or 31%, compared to $7,657,000
•	Net income of $8,614,000, or $1.31 per basic share and $1.07 per diluted share, a decrease of $3,637,000, or 30%, compared to $12,251,000, or $1.91 per basic share and $1.51 per diluted share
Note: In the first nine months of 2019, there was an income tax benefit of $4,594,000 primarily due to the release of a tax valuation allowance.

THIRD QUARTER 2020 MAJOR ACCOMPLISHMENTS

Among the achievements during the third quarter of 2020 were:

1.	Record quarterly revenues since inception of the company

2.	Twelve consecutive quarters of profitability

3.	Record quarterly pre-tax net income since inception of the company

4.	Added a new independent director, Daniel S. Messina, to the company’s board of directors

5.	Entered into a marketing and distribution agreement with a private company on an exclusive basis in the U.S. and Puerto Rico in a new product area and made a bridge loan to a private company working in a second product area

Early in the fourth quarter, the company made an investment in the equity securities of the second private company referred to above and another investment in a different private company working in a third new product area.

Management may discuss these agreements and companies in further detail in the future if they become material to Semler Scientific’s business. These arrangements have no material effect on the third quarter 2020 financial results, other than the commitment to purchase product inventory ($1,200,000) and the bridge loan ($500,000). In the fourth quarter of 2020, the company used 40,922 shares of its common stock to make the investment in equity securities, while the investment (both debt and equity) in the third company was for cash amounting to approximately $1,808,000.

The company’s two largest customers comprised 39.2% and 29.8%, respectively, of quarterly revenues. Revenues from fixed-fee software license arrangements were approximately $6,307,000, variable-fee software license arrangements were approximately $4,088,000 and equipment sales were $332,000.

Although the company does not provide formal guidance, Semler Scientific expects continued profitability and generation of cash from operating activities, as well as increased spending to support anticipated growth in its business for the remainder of 2020 and in 2021.

It is the company’s intent to grow revenues at a faster rate than expenses and to remain profitable. However, there remains some uncertainty as to state and local governments continuing to revise restrictions related to COVID-19. Semler Scientific intends to manage its expenses and other costs in line with changes in revenues and cash position during these uncertain times.

“Semler is actively trying to improve services and economics to the medical community,” said Dr. Murphy-Chutorian. “The objectives may be to encourage healthier lifestyles, ameliorate risk factors, diminish morbidity and decrease mortality by synergistic products that aid appropriate care for our customers’ patients.”

Notice of Conference Call

Semler Scientific will host a conference call today at 3:00 p.m. ET. The call will address results of the third quarter and year-to-date 2020 as well as provide a business update on the company’s market outlook and strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. To pre-register, go to:  https://dpregister.com/sreg/10149275/db8f27cceb.

Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler's website at www.semlerscientific.com.

Semler Scientific, Inc.

Condensed Statements of Income

(In thousands of U.S. Dollars, except for share and per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	(Unaudited)		(Unaudited)
	2020	2019	2020	2019
Revenues	$10,727	$8,902	$26,530	$23,616

Operating expenses:
Cost of revenues	820	974	2,370	2,755
Engineering and product development	672	617	2,277	1,777
Sales and marketing	2,116	2,345	7,283	6,626
General and administrative	1,564	1,855	4,634	4,798

Total operating expenses	5,172	5,791	16,564	15,956

Income from operations	5,555	3,111	9,966	7,660

Interest income (expense)	2	(2)	5	-
Other income (expense)	38	(1)	64	(3)

Other expense	40	(3)	69	(3)

Pre-tax net income	$5,595	$3,108	$10,035	$7,657

Income tax provision (benefit)	$729	$(4,671)	$1,421	$(4,594)

Net income	$4,866	$7,779	$8,614	$12,251

Net income per share:
Basic	$0.74	$1.20	$1.31	$1.91
Diluted	$0.61	$0.96	$1.07	$1.51

Weighted average number of shares used in
computing income per share:
Basic	6,578,808	6,492,501	6,553,522	6,410,588
Diluted	8,038,513	8,108,053	8,046,759	8,121,996

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	At September 30,	At December 31,
	2020	2019
	(Unaudited)
Cash	$16,793	$7,741
Other current assets	4,985	3,702
Noncurrent assets	6,269	6,844
Total assets	28,047	18,287
Current liabilities	5,651	5,207
Noncurrent liabilities	345	7
Stockholders' equity	22,051	13,073
Total liabilities and stockholders' equity	$28,047	$18,287

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific’s mission is to develop, manufacture and market innovative proprietary products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific commercially launched its first patented and U.S. Food and Drug Administration, or FDA, cleared product in 2011, and received FDA 510(k) clearance for QuantaFlo®, the next generation version of this product, in 2015. QuantaFlo® is a rapid point-of-care test that measures arterial blood flow in the extremities to aid in the diagnosis of peripheral arterial disease. QuantaFlo® is used by Semler Scientific’s customers to more comprehensively evaluate their patients for risk of heart attacks and strokes. Semler Scientific believes it is positioned to provide valuable information to its insurance company and physician customers, which in turn permits them to better guide patient care. Additional information about Semler Scientific can be found at semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding expected continued profitability, generation of cash from operating activities and operating expense increases, intent to manage expenses and other costs and preserve cash, as well as statements regarding the effects of COVID-19. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, and its ability to continue to control expenses and preserve cash, as well as uncertainty created by COVID-19, along with those risk factors detailed in Semler Scientific’s SEC filings. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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